Exhibit 99.1

Investor Contact:	Adam Hanan
(615) 443-9887

Media Contact:	Heidi Pearce
(615) 235-4135

CRACKER BARREL ANNOUNCES PRELIMINARY FIRST QUARTER FISCAL 2021 RESULTS

Company continues positive momentum

LEBANON, Tenn. – November 5, 2020 – Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”) (Nasdaq: CBRL) today announced preliminary selected results for the first quarter of fiscal 2021 ended October 30, 2020.

Commenting on the first quarter results, Cracker Barrel President and Chief Executive Officer Sandra B. Cochran said, “I’m pleased with our start to the fiscal year and with our continued sales recovery, as we saw significant improvements in comparable store restaurant and retail sales trends. These results reflect the strength of our brand, our everyday value, and the trust our guests have in us to deliver a safe experience and the hospitality for which we’re known. I am especially proud of our retail performance and the efforts of our retail teams, as well as our operators’ disciplined approach to cost management and their continued ability to navigate through the ongoing challenged environment. I believe all of these contributed meaningfully to our strong results in the first quarter.”

Cracker Barrel comparable store restaurant and retail sales for the third and fourth quarter of fiscal 2020 and the first quarter of fiscal 2021 were as follows when compared to the prior year comparable periods:

	Third Quarter Ended 5/1	Fourth Quarter Ended 7/31	First Quarter Ended 10/30[1]
Comparable store restaurant sales	(41.7%)	(39.2%)	(16.4%)
Comparable store retail sales	(45.5%)	(32.3%)	(8.1%)
[1] Preliminary Results (Unaudited)

For the first quarter of fiscal 2021, the Company expects to report net income of approximately $167 million to $172 million and adjusted EBITDA of approximately $50 million to $55 million, which is adjusted to exclude the following:

•	An approximately $218 million non-cash gain on sale of assets from the previously disclosed sale-leaseback transaction that closed in August
•	Approximately $5 million in expenses incurred to-date related to the Company’s contested proxy

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(See the non-GAAP reconciliation below.)

This press release contains estimates for the Company’s preliminary financial results for the three months ended October 30, 2020 and may contain other forward-looking statements (i.e., statements that are not historical facts). These estimates are preliminary, unaudited, and inherently uncertain and remain subject to the completion of the Company’s financial procedures for the three months ended October 30, 2020, and further financial review. During the course of the preparation of our condensed consolidated financial statements and related notes and the completion of our financial close and review procedures for the three months ended October 30, 2020, adjustments to the preliminary estimates may be identified, and such adjustments may be material. Additionally, other developments may arise between now and the time the financial statements for the three months ended October 30, 2020 are finalized, as well as other risks and uncertainties. Readers are cautioned not to place undue reliance on these preliminary estimates or any other forward-looking statements, which speak only as of the date on which they are made and which reflect management’s current estimates, projections, expectations or beliefs. Risks and uncertainties that may affect the future results of the Company include, but are not limited to, the COVID-19 pandemic and its impact on the Company’s business, changes in levels of consumer confidence, political instability, general or regional economic conditions and conditions in financial markets, and other factors that are described from time to time in our filings with the Securities and Exchange Commission, press releases, and other communications. As a result, these preliminary estimates should not be viewed as a substitute for full interim financial statements prepared in accordance with GAAP. Actual results for the three months ended October 30, 2020 may differ materially from the estimates, trends, and expectations discussed above, and we expressly disclaim any intent, obligation or undertaking to update or revise any information contained in this release.

Non-GAAP Measures

The preliminary results in this press release include adjusted EBITDA, which is a non-GAAP financial measure. Adjusted EBITDA is defined as earnings (net income or loss) before interest expense, income tax expense, and depreciation and amortization excluding i) the non-cash gain on sale of assets from the Company’s previously disclosed sale-leaseback transaction and ii) expenses related to the proxy contest associated with the Company’s 2020 annual meeting of shareholders. Adjusted EBITDA is used by management to measure operating performance of the business, excluding these non-cash and other specifically identified items that management believes are not relevant to management's assessment of our operating performance. The table at the end of this press release provides a reconciliation of estimated net income to adjusted EBITDA.

About Cracker Barrel Old Country Store®

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) shares warm welcomes and friendly service while offering guests high-quality homestyle food and unique shopping — all at a fair price. By creating a world filled with hospitality through an experience that combines dining and shopping, guests are cared for like family. Established in 1969 in Lebanon, Tenn., Cracker Barrel and its affiliates operate more than 660 company-owned Cracker Barrel Old Country Store® locations in 45 states and own the fast-casual Maple Street Biscuit Company. For more information about the company, visit crackerbarrel.com.

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CRACKER BARREL OLD COUNTRY STORE, INC.

Reconciliation of GAAP-basis operating results to non-GAAP operating results

(Unaudited)

In the accompanying press release, the Company makes reference to its preliminary first quarter 2021 adjusted EBITDA. This reconciliation excludes the non-cash gain on sale of assets from the sale-leaseback transaction which occurred in the first quarter and expenses related to the Company’s contested annual meeting of shareholders. The Company believes excluding these items from its financial results provides investors with an enhanced understanding of the Company’s financial results and clearer comparability to prior period results. This information is not intended to be considered in isolation or as a substitute for net income or earnings per share information prepared in accordance with GAAP.

$M	Low Estimate	Estimate		High Estimate
GAAP Net Income	$167			$172
(+) Depreciation & Amortization		~$	26
(+) Amortization of asset recognized from the gain on sale-leaseback transactions		~$	3
(+) Interest Expense		~$	11
(+) Tax Expense		~$	56
EBITDA	$263			$268
Adjustments
(-) Gain on Sale Leaseback		~$	218
(+) Contested Proxy Expenses		~$	5
Adjusted EBITDA	$50			$55

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